EXHIBIT 5

OPINION AND CONSENT OF BAKER BOTTS L.L.P.

[LETTERHEAD OF BAKER BOTTS L.L.P.]

August 27, 2003

Cullen/Frost Bankers, Inc
100 W. Houston Street
San Antonio, Texas 78205

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Cullen/Frost Bankers, Inc., a Texas corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an additional 3,000,000 shares (the "Shares") of common stock of the Company, par value $0.01 per share, that may be issued pursuant to the terms of The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc., and its Affiliates as amended and restated effective as of January 1, 1996, and as further amended by Amendment Nos. 1 through 8 thereto (the "Plan"), we are passing upon certain legal matters for the Company in connection with the Shares. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

    In our capacity as your counsel in the connection referred to above and as a basis for the opinions hereinafter expressed, we have examined (i) the Company's Restated Articles of Incorporation and Amended Bylaws, each as amended to date, (ii) a copy of the Plan, (iii) originals, or copies certified or otherwise identified, of corporate records of the Company, (iv) certificates of public officials and of representatives of the Company and (v) statutes and other instruments or documents. In giving such opinions, we have relied upon a certificate of an officer of the Company with respect to the accuracy of the material factual matters contained in such certificate.

    We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. In addition, we have assumed for purposes of paragraph 2 below that the consideration received by the Company for the Shares will be not less than the par value of the Shares.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that:

1.	The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Texas.

2.

In the case of the Shares originally issued by the Company pursuant to the provisions of the Plan after the date hereof, which Shares shall not exceed 2,062,769 Shares in the aggregate, when such Shares have been issued in accordance with the terms and conditions of the Plan, such Shares will have been duly authorized by all necessary corporate action on the part of the Company and will be validly issued, fully paid and nonassessable.

    We are members of the Texas Bar and the opinions set forth above are limited in all respects to matters of Texas law as in effect on the date hereof. We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.